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                                                                   Exhibit 10.10


Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [* * * *], have been separately filed with the Commission.


                        SMALL ORDER FULFILLMENT AGREEMENT

PARTIES

Retailer:                  Telebase

Distributor:               Valley Record Distributors (understood that
                           responsibilities will be divided between
                           Valley and Sound Delivery)

BASIC AGREEMENT

For the following sections of this agreement, both parties agree to develop computer and human interfaces for the purposes of conducting music product transactions. In addition, Valley Records agrees to pick, pack and ship small orders of items available in the Complete Catalog to Telebase's customers.

BASIC BUSINESS TERMS

TERM OF THE AGREEMENT

Valley agrees to provide fulfillment services to Telebase for three (3) years, and may only terminate this agreement under the following conditions:

1)       With 90 day written notice,
         In the event that Valley makes the decision to discontinue fulfillment services to all on-line services.

MERCHANDISE DISCOUNT RATE

Valley agrees to sell all products contained in its Complete Catalog to Telebase according to the rates provided in the Audiofile database. Product rates may be updated by Valley Records from time to time, and shall always be the same base cost which Sound Delivery and its other customers purchase from Valley Records, with the following additional discounts off published invoice cost (see Audiophile database):

                                   [* * * *]

Valley Records 5 week months for Fiscal Year 1996 (Beginning April 1, 1995) are May, August and October 1995, and January 1996.
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SHIPPING AND HANDLING RATE

For provision of the fulfillment service (pick, pack and ship), Valley Records shall charge Telebase $[* * * *] per order, plus $[* * * *] per unit after the first unit. For shipping, Valley Records shall charge Telebase actual carrier costs and shall report such costs monthly. Written notice of Carrier shipping rate changes and effective date of changes shall be reported to Telebase upon notification by the Carrier. Valley Records to begin charging new Carrier rate changes upon effective date provided by Carrier. Upon request by Telebase, Valley to provide shipping detail on specific orders.

Package insertions will be priced as follows: 1) [* * * *] per order, and 2) A flat $[* * * *] per month to cover the handling of up to 20 different inserts. Telebase may specify the appropriate inserts, up to 20 per order and will provide inserts that meet the form factor of the Sound Delivery CD Mailer package (4.75" x 4.5" and prefolded). Telebase shall be responsible for all costs associated with the procurement of inserts and for the delivery of those inserts to Valley. Valley will provide a monthly inventory of the inserts, so that Telebase can maintain an adequate supply.

BILLING AND PAYMENT

Valley Records shall invoice Telebase from the 1st through the 31st of each month. Those invoices are due (postmarked) by the 25th of the following month. Invoices not postmarked by the 25th are subject to revocation of a [* * * *] discount amount, as well as subject to late charges in accordance with Valley's standard credit terms.

SALES TAX

Valley Records shall not charge Telebase sales tax.

RESPONSIBILITIES OF THE PARTIES

DEVELOPMENT AND OPERATIONS

1. Valley Records shall provide a full copy of its Audiofile inventory database in electronic format with a daily update.

2. Valley Records shall provide a daily status file reporting "Stock on Hand" in electronic format.

3. Valley Records shall provide and maintain access to its systems with nominal or minimal contention, for the purpose of developing and maintaining the necessary interfaces to support the services described herein.

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4.       Valley Records shall provide reasonable technical/operational support for Telebase's development and operation of the fulfillment interface.

5. Telebase shall develop and maintain an on-line merchandising service specializing in music products.

6. Telebase shall be responsible for its mode of electronic access to the Sound Delivery and BBS system.

7. Valley Records shall be responsible for its mode of electronic access, the Valley BBS, and for all Valley-Telebase EDI communication.

8. Valley will notify Telebase in advance of any changes to its electronic interface (connection types and protocols, etc.).

ORDERING

1. Telebase shall be responsible for developing an interface to Sound Delivery's existing order entry system, based on Sound Delivery's EDI specs.

2. Monday through Friday, Valley Records shall receive orders throughout the day and forward in batches of 100 items to commit inventory throughout the day. All orders remaining at 4:00 P.M. each day shall be submitted as necessary for final commitment of inventory for the day.

3. Valley Records shall provide complete, electronic order status information no later than two business days after the order is placed. Valley Records shall attempt to reduce turn-around to one day.

BACK-ORDERS

1. Telebase shall be responsible for holding and managing back-order information, unless Telebase is willing to adopt a single-tier back-order system (i.e., all back-orders held for up to 10 days), in which case Valley Records shall provide back-order management.

ORDER PICKING

1. To the extent that orders have been received, Valley Records shall utilize its best efforts to ensure that orders are picked each night, Monday through Friday.

PACKING SLIPS

1.       Telebase shall report prices to the user throughout EDI.

2. Valley Records shall accurately reflect prices to the user and communicate by Telebase through EDI. Valley Records shall accurately modify shipping, handling and tax prices, based on Telebase's instructions, for

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         orders containing out-of-stock items. The packing slip will identity items shipped and items back ordered.

3. Telebase shall design the packing slip, with return instructions, in compliance with existing Valley format and specifications, except where modifications are required to eliminate customer confusion.

4. Valley Records shall implement packing slip printing and print slips, unless special graphics are required, in which case Telebase shall provided pre-printed packing slip paper in compliance with existing Valley format and specifications, except where modifications are required to eliminate customer confusion.

ORDER PACKING

1. Telebase shall be responsible for providing stickers, enclosures and general instructions.

2. Telebase shall provide order-specific sticker/enclosure instructions through EDI Comment field.

3. Valley Records shall ensure that all general instructions are followed regarding stickers and enclosures for all orders.

4. Valley Records shall ensure that order-specific sticker/enclosure instructions sent by Telebase in the EDI Comment field are properly communicated to.

5. Valley Records shall ensure that a packing slip identifying order items packed, cost and return instructions is enclosed.

6. Valley Records shall ensure that orders are packed each day, Sunday through Friday, to be shipped Monday through Friday.

SHIPPING LABELS

1. Telebase shall design shipping labels (Ship to/Return to), in compliance with existing Valley format and specifications, except where modifications are required to eliminate customer confusion.

2. Valley Records shall implement shipping label printing (Ship to/Return to), unless special graphics are required, in which case Telebase shall provide pre-printed labels.

3.       Valley shall affix labels to shipments.

SHIPPING

1. Telebase shall ensure that the carrier selected by the customer (or Telebase) is properly communicated to Valley Records.

2. Valley Records shall work to ensure that all orders will be shipped no later than the end of the business day following the day on which the order was placed/sent to Valley Records.

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3.       Valley Records shall ensure that the package is handed to the appropriate carrier.

4. Valley Records shall report all shipping costs to Telebase when charging Telebase for such costs.

5. Valley Records shall ensure that orders are shipped Monday through Friday.

CUSTOMER CREDIT

1. Telebase shall be responsible for customer credit authorization and associated charges.

2.       Telebase shall be responsible for customer credit fraud/bad debt.

CUSTOMER INVOICING:

1. Telebase shall be responsible for customer invoicing and collections, including applicable sales tax.

MISSHIPMENTS, RETURNS, INCOMPLETE SHIPMENTS

1. Valley Records shall track and report return information electronically via the BBS system so that Telebase can appropriately credit accounts and communicate with users.

2. Telebase and/or its customers shall be responsible for the original and additional shipping, handling and product costs associated with lost shipments (i.e., incorrect address).

3. Valley Records shall be responsible for the additional shipping and handling costs associated with misshipments, damaged goods, and shortages (shortages are defined as orders that are shipped with omitted merchandise, for which Sound Delivery has invoiced Telebase). If the customer cancels the order as a result of the misshipment, damaged good, or shortage, Valley shall be responsible for the original shipping and handling costs.

4. Valley Records agrees to review merchandise prices and fulfillment rates within six (6) months after Telebase launches its retail operation.

5. For returns of unwanted product to Valley Records, Telebase will be subject to a restocking fee of [* * * *]. No opened UNI Distribution Corp. or Sony Music Distribution Corp. product will be accepted. Any product that cannot be refurbished for resale will be returned to Telebase at Telebase's expense, and will become the property of Telebase.

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LOST SHIPMENTS

1. Valley Records shall report lost shipments when reported by carrier, to the extent to which said carrier notifies Valley.

2. Telebase shall be responsible for the additional shipping and handling costs associated with lost shipments.

3. Valley Records shall provide support for tracking shipments made via carrier that has tracking capabilities (e.g. Federal Express).

PRE-ORDERS

1. Telebase shall collect pre-orders until street date minus three days, at which point these orders shall be forwarded to Valley Records.

2. Valley Records shall ship all pre-orders no later than street date minus one day.

SAMPLER DISCS

1. Valley Records shall share any efforts in developing and maintaining a sampler disc program for Telebase's music service.

SECURITY

1. Both parties shall strive for maximum security of transaction information being transferred through electronic interfaces.

2. Valley Records shall not use transaction information for any purpose except the service of Telebase's customers, as explicitly established with Telebase.

3.       Valley shall retain electronic transaction data for a minimum of four
         (4) months.

This agreement is confidential and shall not be reproduced or discussed between or among any parties other than Telebase Systems, Inc. and Valley Record Distributors, Inc.

----------------------                     ------------------------------
 Roger Wilcox                              Barnaby Cohen
 Vice President-                           Chief Executive Officer
   Product Development                     Valley Record Distributors
 Telebase Systems. Inc.                    1280 Santa Anita Court
 435 Devon Park Drive                      Woodland, CA 95776
 Wayne, PA 19087

 Date:                                     Date:

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